Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES ANNOUNCES SETTLEMENT WITH ENERGY CAPITAL PARTNERS

Company Relinquished Equity in Activated Carbon Plant and Will Make Cash Payments of $3.6 Million

to Satisfy Over $30 Million in Claimed Indemnity Obligations

Littleton, CO – November 28, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or “Company”) today announced that it has entered into an Indemnity Settlement Agreement with Energy Capital Partners LP and its affiliates (“ECP”) and ADA Carbon Solutions, LLC (“ACS”) and certain of ACS’ affiliates (together the “AC JV Entities”) pursuant to which the parties have agreed to settle certain indemnity claims arising out of the litigation between Norit Americas, Inc. and Norit International N.V. f/k/a Norit N.V. (collectively “Norit”), ECP and the AC JV Entities in Texas and New Jersey and the related arbitration (collectively, the “Norit Litigation”) based on ADA’s indemnity obligations under the Joint Development Agreement between ADA and ECP dated as of October 1, 2008. The primary litigation took place before an arbitration panel, which rendered its Final Award in October 2011, confirming the prior settlement agreements reached with Norit.

Pursuant to the Indemnity Settlement Agreement, ADA agreed to settle certain indemnity claims asserted against the Company for legal fees, costs and expenses arising out of the Norit Litigation in the amount of approximately $33 million and certain other losses. To settle the claims, ADA paid certain AC JV Entities a cash payment of $2.1 million on November 28, 2011, agreed to $1.5 million in additional payments, agreed to secure the payment of future royalty amounts due to Norit under the Final Award and settlement agreements with Norit through letters of credit and relinquished all of its 21.3% equity interests in the AC JV Entities which operate an activated carbon (“AC”) plant located in Red River, Louisiana.

In its Form 10-Q for the quarter ended September 30, 2011, ADA reported a net investment in ACS of $7.7 million as of that date and equity interest in ACS’ net loss for the nine months then ended totaling $5.9 million. ADA expects to record in the fourth quarter of 2011 the transactions resulting from the Indemnity Settlement Agreement for the satisfaction of the indemnity obligations and the relinquishment of its interest in ACS, which will result in other income of approximately $18.7 million.

As part of the agreement, ADA preserves the right for a 49.9% participation, on a passive basis, in AC production lines that ACS may build in the future. The Company believes that the new Federal regulations to limit mercury emissions from coal-fired boilers, which are scheduled to be made final in December of this year, will create a significant market for additional AC production lines.

Dr. Michael D. Durham, President and CEO of ADA, commented, “We are pleased with the results of this settlement agreement as it allows us to focus our efforts on the exciting opportunities we have with two different Refined Coal technologies and rapidly developing new markets for our emissions control systems. In response to new and pending regulations, we are submitting a number of bids for AC injection systems and dry sorbent injection (DSI) equipment. In addition, the option to participate in future AC production plants with ACS and ECP creates an opportunity to further profit from our position in the mercury control market.”

ADA-ES News Release

November 28, 2011

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and expect to provide our patent pending refined coal technology M-45 which both reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the creation of additional markets for AC through Federal regulation, timing of finalization of the Federal regulations to limit mercury emissions from coal-fired boilers, expected accounting treatment of the settlement and the opportunity for future profits from participation in future AC production plants and our position in the mercury control market. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, availability of government funding, prices, economic conditions and market demand, timing and impact of new and pending laws and regulations and any legal challenges to them, the impact of competition, availability, cost of and demand for alternative energy sources and other technologies, technical, start-up and operational difficulties, inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address expected growth in our target markets, availability of raw materials and equipment for our businesses; loss of key personnel, intellectual property infringement claims from third parties; and other factors that we discuss in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:	Investor Relations Counsel
ADA-ES, Inc.	The Equity Group Inc.
Michael D. Durham, Ph.D., MBA, President & CEO	www.theequitygroup.com
Mark H. McKinnies, CFO	Devin Sullivan
(303) 734-1727	(212) 836-9608
www.adaes.com	DSullivan@equityny.com